EXHIBIT 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of Lear Corporation on Form S-4 of our report dated August 21, 1998 on the financial statements of the Seating Business, formerly of the Delphi Interior Systems Division of Delphi Automotive Systems Corporation, appearing in the Current Report of Lear Corporation on Form 8-K/A dated September 1, 1998, and filed with the Securities and Exchange Commission on October 19, 1999 and to the reference to us under the heading "Experts" in the Prospectus.

/s/ Deloitte & Touche LLP

Detroit, Michigan
April 17, 2001